SECTION
                                        403(B)(7)
                                        CUSTODIAL
                                        ACCOUNT
                                        AGREEMENT


                                     (LOGO)
                                  VAN WAGONER
                                  -----------
                                     FUNDS



                                  INTRODUCTION

The Van Wagoner Funds, Inc. Section 403(b)(7) Custodial Account Agreement ("Custodial Account Agreement" or "Agreement") is intended for use in connection with Section 403(b)(7) arrangements where the parties desire that all or part of the contributions made to the arrangement be invested in shares of one or more of the portfolios of the Van Wagoner Funds, Inc. managed by Van Wagoner Capital Management, Inc. or Northern U.S. Government Money Market Fund. The Custodial Account Agreement, and all funds held under the Agreement, are intended to comply with, and be administered in accordance with, the provisions of the Internal Revenue Code of 1986 ("Code") and, to the extent applicable, the Employee Retirement Income Security Act of 1974 ("ERISA"), as such laws may be amended and in effect from time to time.


                                   ARTICLE I
                         ELIGIBILITY AND PARTICIPATION

ELIGIBLE EMPLOYEES
Section 403(b)(7) of the Code provides special retirement plan rules applicable to employees of an Employer that is:

(1) an organization described in Section 501(c)(3) of the Code and that is exempt from tax under Section 501(a) of the Code; or

(2) an educational organization as defined in Section 170(b)(1)(A)(ii) of the Code if the educational organization is maintained by a State or a political subdivision of a State or an agency or instrumentality of either.

ADOPTION OF CUSTODIAL ACCOUNT AGREEMENT

An Employee who performs services for an organization described in (1) or (2) above may, adopt this Custodial Account Agreement. The Employee adopts the Custodial Account Agreement by completing and signing the Account Application and by delivering it (via first class mail or recognized courier service) to the Custodian. The Custodial Account Agreement will become effective upon written acceptance of the Account Application by the Custodian (or by its delegate or agent). Although the Employer is not required to sign the Account Application, the Employer will be deemed to have established the Custodial Account for the benefit of the Employee as of the date on which the Employer transmits a contribution (including, without limitation, a Salary Reduction contribution) to the Custodian for the benefit of the Employee's account.


INCORPORATION OF DOCUMENTS

The Account Application and (if contributions will be made on a salary reduction basis) the Salary Reduction Agreement between the Employer and the Employee, are incorporated by reference and made a part of the Custodial Account Agreement.


                                   ARTICLE II
                                 CONTRIBUTIONS

IN GENERAL

Subject to the special limitations described in this Article II, the Employer may contribute to the Custodial Account (in cash) for any taxable year, provided that the amount of the contribution does not represent an "excess contribution" as defined in Section 4973(c) of the Code.


LIMITATION ON SALARY REDUCTION CONTRIBUTIONS

The amount contributed to an Employee's Custodial Account in any calendar year as a Salary Reduction Contribution shall not exceed the greater of $9,500 or the limitation on elective deferrals in effect for such year under Section 402(g) of the Code ($7,000, indexed for cost-of-living increases). The limitation determined in accordance with the foregoing sentence is then reduced by the amount of any Salary Reduction Contributions made during the calendar year by or on behalf of the Employee under a qualified cash or deferred arrangement under
Section 401(k) of the Code, a simplified employee pension under Section 408(k) of the Code, an eligible deferred compensation plan under Section 457 of the Code, or another tax deferred annuity or custodial account under Section 403(b) of the Code.

In the case of an individual who has completed at least fifteen (15) years of service with an educational institution, hospital, home health service agency, health and welfare service agency, church or convention or association of churches, or a tax-exempt organization controlled by a church or convention or association of churches as described in Section 414(e)(3)(B)(ii) of the Code (collectively referred to as a "Qualified Organization"), the limitation on Salary Reduction Contributions for any year as determined above shall be increased by the least of the following amounts:

(1) $3,000;

(2) the difference (but not less than zero) between $15,000 and any amounts excluded from gross income in prior years as a result of this special "catch up" rule; and

(3) the difference (but not less than zero) between (A) $5,000 multiplied by the number of years of service that the individual has with the Qualified Organization, and (B) the amount of Salary Reduction Contributions made by the Qualified Organization on behalf of the individual for prior taxable years under a qualified cash or deferred arrangement under Section 401(k) of the Code, a simplified employee pension under Section 408(k) of the Code, or another tax deferred annuity or custodial account under Section 403(b) of the Code.

In the event that an Employee determines that the amount contributed for any calendar year exceeds the limitation on Salary Reduction Contributions, and if the Employee notifies the Custodian in writing of such excess amount no later than March 1 of the following calendar year, the Custodian will distribute such excess amount (plus any income attributable thereto) to the Employee not later than April 15 of the year following the year in which the excess Salary Reduction Contributions were made. Neither the Investment Adviser nor the Custodian shall have any responsibility for determining whether excess Salary Reduction Contributions have been made or, if made, for distributing any excess amount except in accordance with the specific written instructions of the Employee.

LIMITATIONS ON TOTAL CONTRIBUTIONS
(EMPLOYER NON-ELECTIVE AND EMPLOYEE SALARY REDUCTION CONTRIBUTIONS)

The maximum amount of contributions (including Salary Reduction Contributions) that may be contributed to an Employee's Custodial Account for any taxable year shall not exceed the lesser of the Employee's:

(1) Exclusion Allowance computed in accordance with Section 403(b)(2) of the Code, i.e., generally, twenty percent (20%) of the Employee's "includable compensation" multiplied by the Employee's years of service, less all contributions made in prior years; or

(2) Section 415 Limit, i.e., generally, the lesser of twenty five percent (25%) of the individual's "compensation" for the limitation year (the calendar year unless the Employer has designated a different year) or $30,000 (as adjusted from time to time in accordance with Section 415(d) of the Code).

Salary Reduction Contributions generally reduce the Employee's "compensation" and "includable compensation" for purposes of the foregoing limits.

An Employee who is employed by a Qualified Organization may elect to calculate his total contribution limit in accordance with one of the alternative limitations described in Section 415(c)(4) of the Code. In general, Section 415(c)(4) of the Code permits the Employee to elect:

(1) to insert, in lieu of the Section 415 Limit, an amount equal to the lesser of (A) $15,000 or (B) twenty five percent (25%) of the Employee's "includable compensation" plus $4,000;

(2) to disregard the Section 415 Limit, so that the Employee's total contribution limit will equal the Employee's Exclusion Allowance; or

(3) for the year in which the Employee terminates employment, to replace the
    Section 415 Limit with an amount equal to the lesser of (A) $30,000 (as adjusted from time to time in accordance with Section 415(d) of the Code), or (B) the amount of contributions which could have been, but were not, made under Section 403(b) during the ten year period ending on the date of the Employee's termination, determined by taking into account only the Employee's period of employment with the Employer.

The alternate limitation elections described in Paragraphs (1), (2) and (3) above are mutually exclusive and irrevocable, so that an Employee who elects one of the alternate limitations may not thereafter utilize another of the alternate limits. Further, the alternate limitation described in Paragraph (3) above may be used only once by an Employee, rather than once with respect to each Employer.

In the case of contributions other than Salary Reduction Contributions, an Employee's "compensation" or "includable compensation" shall not exceed $150,000 or such other limit in effect for such year under Section 401(a)(17) of the Code.

LIMITATION ON CUSTODIAN OR INVESTMENT ADVISER DUTIES AND RESPONSIBILITIES

Neither Van Wagoner Capital Management, Inc. (the "Investment Adviser") nor the Custodian shall be responsible for determining the amount that may be contributed on behalf of the Employee, unless such obligation is explicitly undertaken by separate written agreement. In addition, neither the Investment Adviser nor the Custodian shall be responsible to recommend or compel Employer contributions to the Custodial Account. The disposition of excess contributions will be made in accordance with instructions from the Employer to the extent such instructions are consistent with applicable law.

ROLLOVER OR TRANSFER CONTRIBUTIONS

The Employee or the Employer may transfer or cause to be transferred to this Custodial Account, by rollover, direct rollover or direct transfer, assets available from an existing annuity contract or custodial account established under Section 403(b) of the Code for which previous contributions were made on the Employee's behalf. In addition, a rollover, direct rollover or transfer may be made from an individual retirement account or annuity established pursuant to
Section 408 of the Code, if the assets in the individual retirement account or annuity are attributable solely to a previous rollover contribution to the account or annuity from one or more annuity contracts or custodial accounts established pursuant to Section 403(b) of the Code. Notwithstanding the foregoing, if the Employer maintains a written Section 403(b) plan for which this Custodial Account serves as a funding vehicle, any restrictions imposed by the terms of such plan upon rollovers, direct rollovers, or transfers shall, to the extent that they are inconsistent with the provisions of this paragraph, take precedence over this paragraph.


                                  ARTICLE III
                          INVESTMENT OF CONTRIBUTIONS

EMPLOYEE INVESTMENT ELECTION

All contributions made to the Custodial Account shall be used by the Custodian to purchase shares of one or more of the portfolios of the regulated investment company known as the Van Wagoner Funds, Inc. For purposes of this Custodial Account, each such portfolio will be referred to as an "Investment Company," and the shares of each Investment Company will be referred to as "Investment Company Shares." The Employee (or the Employee's beneficiary, executor or administrator) may direct the Custodian to invest his or her Custodial Account in the shares of the Investment Companies or other regulated investment companies as may be made available by the Investment Adviser in the future. The Employee (or the Employee's beneficiary, executor or administrator) may direct the Custodian to transfer all or any part of his or her Custodial Account assets from one Investment Company to another at any time. In directing the Custodian the Employee (or the Employee's beneficiary, executor or administrator) shall designate a percentage allocation to any or all of the then available Investment Companies, subject to the rules of such Investment Company with respect to minimum investment or allocation. Any changes in the allocation of future contributions or current Custodial Account assets will be effective only when the Custodian receives appropriate instructions from the Employee (or the Employee's beneficiary, executor or administrator). Such instructions may be given by the Employee either in writing and in such form as may be acceptable to the Custodian, or (if available) by use of the telephone system maintained for such purpose by the Custodian or its agent. By giving such instructions to the Custodian, the Employee will be deemed to have acknowledged receipt of the current prospectus of any Investment Company in which the Employee instructs the Custodian to invest. In the event no direction is made, or if in the opinion of the Custodian the directions received are not clear, the Custodian will invest all contributions in the Van Wagoner Mid-Cap Fund or such other fund as the Investment Adviser may from time to time designate, until further notice or clarifying written instructions are received from the Employee. All dividends and capital gains shall be reinvested in additional Investment Company Shares. All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee.

CUSTODIAN RELIANCE AND DUTY

The Custodian and its agents may conclusively rely upon and shall be protected in acting upon any direction, instruction or order from the Employee or any other written notice, request, or instrument believed by it to be genuine and to have been properly executed and, so long as the Custodian acts in good faith, in taking or omitting to take any other action.

The Custodian shall have no duty to question the directions of the Employee (or the Employee's beneficiary, executor or administrator), regarding the investment of the assets in the Custodial Account or to advise such persons regarding such investments, nor shall the Custodian, the Investment Adviser, or any affiliates of either, be liable for any loss that results from the exercise of control (whether by action or inaction) over the Custodian Account by the Employee (or the Employee's beneficiary, executor or administrator).


                                   ARTICLE IV
                       DISTRIBUTION OF CUSTODIAL ACCOUNT

DISTRIBUTION EVENTS

The Custodian shall have no responsibility for making distribution from the Custodial Account prior to receipt of an executed distribution election form, which shall be in such form and completed in such manner as the Custodian may prescribe. Distribution from the Employee's Custodial Account shall not be made prior to the date on which one of the following events has occurred:

(1) The Employee has attained age 59 1/2;

(2) The Employee has separated from service with the Employer;

(3) The Employee has become disabled; or

(4) The Employee has died.

To the extent that the Employer's Section 403(b) program allows, distribution of the portion of the Employee's Custodial Account attributable to Salary Reduction Contributions (but not including any earnings thereon) also may be made in the event of the Employee's financial hardship. A substantial financial hardship shall exist if the Employee incurs an immediate and heavy financial need that cannot be met by other resources reasonably available to the Employee. The Employee's financial hardship must be certified to by the Employer in accordance with the standards for financial hardship promulgated from time to time by the Internal Revenue Service for application to Section 403(b) arrangements. In no event shall the Custodian or the Investment Adviser certify to the Employee's hardship.

Distributions prior to age 59 1/2 may be subject to a ten percent (10%) additional tax under Section 72(p) of the Code.

The Employer, in its Section 403(b) document, may provide for distribution later than the time of the foregoing events, and to the extent that the events specified in the Employer's plan are consistent with the minimum distribution requirements of Section 403(b)(10) of the Code, the terms of the Employer's plan shall govern. The Employer's plan may not, however, specify payment prior to the occurrence of one or more of the events described above.

For purposes of Paragraph (3) above, the Employee shall be considered disabled if he or she is disabled within the meaning of Section 72(m)(7) of the Code, meaning that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or be of long continued and indefinite duration.

FORM OF DISTRIBUTION

The Employee may elect a form of distribution from among the following alternatives:

(1) A single sum payment in cash;

(2) A specified dollar amount as directed by the Employee from time to time;

(3) Monthly, quarterly, or annual installment payments over a period not extending beyond the life expectancy of the Employee; or

(4) Monthly, quarterly, or annual installment payments over a period not extending beyond the joint and last survivor life expectancy of the Employee and his or her beneficiary.

Such election shall be made in writing in such form as shall be acceptable to the Custodian. After attaining age 70 1/2, certain restrictions may apply to the Employee's ability to change the period over which payments are made. In no event shall the Custodian or the Investment Adviser have any responsibility for determining, or giving advice with respect to, the form of benefit, life expectancies or minimum distribution requirements.

If the Employee fails to elect any of the methods of distribution described above within the time specified for such election, the Custodian may distribute the Employee's Custodial Account in the form of a single sum cash payment by the April 1 following the calendar year in which the Employee attains age 70 1/2. Except as otherwise required by Section 403(b)(10) of the Code, the amount of the monthly, quarterly or annual installment payments shall be determined by dividing the entire interest of the Employee in the Custodial Account at the close of the prior year by the number of years remaining in the period specified by the Employee's election.

MINIMUM DISTRIBUTION REQUIREMENTS

The Employee must receive distributions from the Custodial Account in accordance with Regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code which are hereby incorporated by reference, or in the absence of such regulations, in accordance with Section 401(a)(9) of the Code. In general, these provisions require that certain minimum distributions must commence not later than the April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2 (the "required beginning date"). For any Employee who attained age 70 1/2 prior to January 1, 1988, the Employee's "required beginning date" is the April 1 of the calendar year following the calendar year of the Employee's retirement or attainment of age
70 1/2, whichever occurs later.

Life expectancies are computed by use of Tables V and VI of Section 1.72-9 of the Income Tax Regulations, or any updated tables published by the Internal Revenue Service for this purpose. Unless the Employee (or his spouse) elects not to have life expectancy recalculated, the Employee's life expectancy (and the life expectancy of the Employee's spouse, if applicable) will be recalculated annually using their attained ages as of their birthdays in the year for which the minimum annual payment is being determined. The life expectancy of the designated beneficiary (other than the spouse) will not be recalculated. Any such election to recalculate or not to recalculate life expectancies shall be irrevocable as to the Employee and spouse as of the required beginning date, and may not thereafter be changed. The minimum annual payment may be made in a series of installments (e.g., monthly, quarterly, etc.) as long as the total payments for the year made by the date required are not less than the minimum amounts required.

If the Employee dies before his entire interest in the Custodial Account is distributed to him, the remaining undistributed balance of such interest shall be distributed to the beneficiary or beneficiaries, if any, designated by the Employee. If no valid designation of a beneficiary shall have been made, distribution shall be made to the Employee's surviving spouse, or the Employee's estate, in that order.

If the Employee dies on or after the required beginning date, the beneficiary must continue to receive distributions at least as rapidly as under the payment method in effect at the Employee's death.

If the Employee dies prior to the required beginning date, the beneficiary may elect, in writing, to receive the distribution in one of the following forms:

(1) A single sum payment in cash made by the December 31 of the year containing the fifth anniversary of the Employee's death; or

(2) Monthly, quarterly, or annual payments commencing not later than the December 31 following the year of the Employee's death over a period not to exceed the life expectancy of the beneficiary.

Notwithstanding the foregoing, if the beneficiary is the Employee's spouse, distributions may be delayed until the December 31 of the year in which the Employee would have attained age 701/2. A beneficiary must receive distributions from the Custodial Account in accordance with the regulations prescribed by the Secretary of the Treasury pursuant to Section 403(b)(10) of the Code, including the incidental death benefit requirements, which are hereby incorporated by reference, or in the absence of such Regulations, in accordance with Section 401(a)(9) of the Code and the regulations thereunder.

BENEFICIARY

The Employee may designate a beneficiary or beneficiaries (which may include a trust or the Employee's estate), and may, in addition, name a contingent beneficiary. Such designation shall be made in writing in a form acceptable to the Custodian. The Employee may, at any time, revoke his or her designation of a beneficiary or change the beneficiary by filing notice of such revocation or change with the Custodian, provided that no such designation or change in designation executed by the Employee prior to death may be filed with the Custodian more than thirty (30) days following the Employee's death. Notwithstanding the foregoing, in the event the Employee is married at the time of his or her death, the beneficiary shall be the Employee's surviving spouse unless such spouse has consented in writing to the designation of an alternative beneficiary after notice of the spouse's rights and such consent was witnessed by a notary public or representative of the Employer. In the event no valid designation of beneficiary is on file with the Employer or the Custodian at the date of death or no designated beneficiary survives the Employee, the Employee's spouse shall be deemed the beneficiary; in the further event the Employee is unmarried or his or her spouse does not survive him or her, the Employee's estate shall be deemed to be his or her beneficiary.

DIRECT ROLLOVER OPTION

In the case of any distribution from this Custodial Account that constitutes an "eligible rollover distribution" as defined in Section 402(c)(4) of the Code, the Custodian shall provide the Employee or beneficiary with the option of (A) receiving the distribution directly, (B) having the distribution transferred to an individual retirement account or eligible 403(b) program that accepts such "direct rollovers," or (C) to the extent required under regulations issued by the Secretary of the Treasury, a combination of (A) and (B).

If the Employee or beneficiary timely elects the transfer option and provides the Custodian with such information as the Custodian may prescribe regarding the transferee plan or account, including the name of the transferee plan or account and identity of the trustee or custodian, the distribution amount shall be transferred to the successor trustee or custodian in a "direct rollover" in accordance with Sections 403(b)(10) and 401(a)(31) of the Code. The Custodian may elect to accomplish the "direct rollover" by delivering to the Employee or beneficiary a check, for the full amount of the distribution, but made payable to the trustee or custodian of the transferee plan or account. The Employee or beneficiary shall then be responsible for delivering the check to the trustee or custodian or the transferee plan.

If the Employee or beneficiary elects payments made directly to the Employee or beneficiary, distribution shall be accomplished by delivering to the Employee or beneficiary a check, for the amount of the distribution less applicable required withholding, made payable to the Employee or beneficiary.

If the Employee or beneficiary fails to make a timely election, or if the participant or beneficiary elects the transfer option but fails to provide the Custodian with appropriate information to enable the Custodian to implement the transfer, the Custodian shall, subject to applicable consent requirements, cause the Employee's or beneficiary's distribution to be paid directly to the Employee or beneficiary, less applicable required withholding.

The Custodian need not offer the "direct rollover" option in the case of any distribution that has been exempted from the "direct rollover" requirements under rules and regulations issued (whether in proposed, temporary or final form) by the Secretary of the Treasury. In addition, the Custodian may promulgate additional rules and regulations, including rules and regulations governing the time by which elections must be made, that it determines to be necessary or desirable to administer this provision.

The Custodian shall not be responsible for the tax consequences resulting from an Employee's election between receiving a distribution directly or having the distribution transferred to an individual retirement account or eligible 403(b) program in a "direct rollover."

RESPONSIBILITIES OF CUSTODIAN

The Custodian does not assume and shall not have any responsibility to make any distribution except in accordance with written instructions received by the Custodian. In addition, no distribution shall be made unless and until the Custodian shall have been furnished with all certificates, signature guarantees and other documents (including proof of any legal representative's authority) that the Custodian may have requested.

TAX WITHHOLDING

Any distribution made by the Custodian from the Custodial Account shall be subject to withholding in accordance with applicable law.


                                   ARTICLE V
                                 ADMINISTRATION

IN GENERAL

The Custodian shall perform solely the duties assigned to the Custodian hereunder; provided that the Custodian may contract with affiliates of the Custodian or other parties for the performance of certain services. The Custodian shall not be deemed to be a fiduciary in carrying out the following duties:

(1) Receiving contributions pursuant to the provisions of this Plan.

(2) Holding, investing and reinvesting the contributions in Investment Company Shares.

(3) Registering any property held by the Custodian in its own name, or in nominee or bearer form that will pass delivery.

(4) Making distributions from the Custodial Account in cash.

VOTING

The Custodian shall mail to the Employee all proxies, proxy soliciting materials, and periodic reports or other communications that may come into the Custodian's possession by reason of its custody of Investment Company Shares. The Employee shall vote the proxy, notwithstanding the fact that the Custodian may be the registered owner of the Investment Company Shares, and the Custodian shall have no further liability or responsibility with respect to the voting of such shares.

REPORTS

The Custodian shall keep accurate and detailed account of its receipts, investments and disbursements. As soon as practicable after December 31st each year, and whenever required by Regulations adopted by the Internal Revenue Service under the Act or the Code, the Custodian shall file with the Employee a written report of the Custodian's transactions relating to the Custodial Account during the period from the last previous accounting, and shall file such other reports with the Internal Revenue Service as may be required by its Regulations (but not including any reports that may be required to be filed by the Employer).

Unless the Employee sends the Custodian written objection to a report within sixty (60) days after its receipt, the Employee shall be deemed to have approved such report, and, in such case the Custodian shall be forever released and discharged with respect to all matters and things included therein. The Custodian may seek a judicial settlement of its accounts. In any such proceeding the only necessary party thereto in addition to the Custodian shall be the Employee.

WRITTEN NOTICES

All written notices or communications to the Employee or the Employer shall be effective when sent by first class mail to the last known address of the Employee or the Employer on the Custodian's records. All written notices or communications to the Custodian shall be mailed or delivered to the Custodian at its designated mailing address, and no such written notice of communications shall be effective until the Custodian's actual receipt thereof. The Custodian shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by it in good faith in reliance upon the authenticity of signatures contained in all written notices or other communications which it receives and which appear to have been sent by the Employee, the Employer, or any other person.

INDEMNIFICATION AND LIMITATION ON LIABILITY

The Employee, Employer, and Custodian intend that the Custodian shall have and exercise no discretion, authority or responsibility as to any investment in connection with the Custodial Account, and the Custodian shall not be responsible in any way for the tax treatment of any contribution or distribution, or for any other action or nonaction taken pursuant to the Employee's or Employer's direction or that of the Employee's beneficiary, executor or administrator. The Employee who directs the investment of his or her Custodial Account shall bear sole responsibility for the suitability of any directed investment and for any adverse consequences arising from such an investment.

The Custodian shall have no responsibilities other than those provided for herein or in ERISA or Code and shall not be liable for a mistake in judgment, for any action taken (or not taken) in good faith, or for any loss that is not a result of its gross negligence, except as provided in ERISA or the Code.

The Employee (and the Employee's beneficiary, executor or administrator) shall indemnify and hold the Custodian harmless from and against any liability that the Custodian, the Investment Adviser, their agents, affiliates, successors, assigns, officers, directors and employees may incur in connection with the Custodial Account, unless arising from the Custodian's own gross negligence or willful misconduct or from a violation of the provisions of ERISA or Regulations promulgated thereunder.

The Custodian shall be under no duty to question any direction of the Employee with respect to the investment of contributions, or to make suggestions to the Employee with respect to the investment, retention or disposition of any contributions or assets held in the Custodial Account. The Custodian and Investment Adviser shall have no duty to give effect to an investment direction from anyone other than the Employee (or the Employee's beneficiary, executor or administrator). However, the Custodian and Investment Adviser may, in their discretion, establish procedures pursuant to which the Employee (or the Employee's beneficiary, executor or administrator) may delegate to a third party any or all of the Employee's power and duties hereunder, not including the authority to execute the Account Application or a beneficiary designation form.

EXPENSES

The Custodian shall be paid out of the Custodial Account for expenses of administration, including the fees of counsel employed by the Custodian relating directly to administration of or claims against or on behalf of the Custodial Account, taxes, and its fees for maintaining the Custodial Account which are set forth in the Account Application or in accordance with any schedule of fees subsequently adopted by the Custodian. The Custodian may sell Investment Company Shares and use the proceeds of sale to pay the foregoing expenses.

RESIGNATION AND REMOVAL

The Investment Adviser may remove the Custodian at any time. The Custodian may resign as Custodian of any Employee's Custodial Account upon sixty (60) days' prior notice to the Investment Adviser.

Upon the removal or resignation of the Custodian, the Investment Adviser may, but shall not be required to, appoint a successor custodian under this Custodial Agreement, provided that the successor custodian satisfies the requirements of
Section 401(f)(2) of the Code. The Custodian shall transfer the assets of the Custodial Account, together with copies of relevant books and records, to the successor custodian, provided that the Custodian is authorized to reserve such sum of money or property as it may deem advisable for payment of any fees or other liabilities constituting a charge on or against the assets of the Custodial Account. The Custodian shall not be liable for the acts or omissions of any successor to it. If no successor custodian is appointed by the Investment Adviser, the Custodial Account shall be terminated in accordance with Article VII.


                                   ARTICLE VI
                             THE INVESTMENT ADVISER

The Employee and the Employer delegate to the Investment Adviser the following powers with respect to the Custodial Account: to remove the Custodian and select a successor Custodian; and to amend the Custodial Account as provided in Article VII hereof.

The powers herein delegated to the Investment Adviser shall be exercised by such officer thereof as the Investment Adviser may designate from time to time.

Neither an Investment Company, the Investment Adviser, nor any officer, director, board, committee, employee or member of any Investment Company or of the Investment Adviser shall have any responsibility with regard to the administration of this Custodial Account (or any Employer plan that utilizes this Custodial Account as a funding vehicle) except as provided in this Article VI, and none of them shall incur any liability of any nature to the Employee or beneficiary or other person in connection with any act done or omitted to be done in good faith in the exercise of any power or authority herein delegated to the Investment Adviser.

The Employee and the Employer agree to indemnify and hold the Investment Companies and the Investment Adviser harmless from and against any and all liabilities and expenses, including attorneys' and accountants' fees, incurred in connection with the exercise of, or omission to exercise, any of the powers delegated to it under this Article, except such liabilities and expense as may arise from the Investment Adviser's and/or Investment Company's gross negligence or willful misconduct.

If the Investment Adviser shall hereafter determine that it is no longer desirable for it to continue to exercise any of the powers hereby delegated to it, it may relieve itself of any further responsibilities hereunder by notice in writing to the Employee at least sixty (60) days prior to the date on which it proposes to discontinue the exercise of the powers delegated to it.

                                  ARTICLE VII
                           AMENDMENT AND TERMINATION

The Employee, the Employer and the Custodian delegate to the Investment Adviser the power to amend this Plan (including retroactive amendments).

The Employee or the Employer may amend the Account Application by submitting to the Custodian a copy of such amended Account Application, and evidence satisfactory to the Custodian that the Employer's Section 403(b)(7) program, as amended by such amended Application, will continue to qualify under the provisions of Section 403(b)(7) of the Code.

No amendment shall be effective if it would cause or permit: (A) any part of the Custodial Account to be diverted to any purpose that is not for the exclusive benefit of the Employee and his or her beneficiaries; (B) the Employee to be deprived of any portion of his or her interest in the Custodial Account; or (C) the imposition of an additional duty on the Custodian without its consent.

The Employer reserves the right to terminate further contributions to this Custodial Account. The Employee may terminate further Salary Reduction Contributions to the Custodial Account by entering into a revised agreement with his or her Employer, so long as the form and the timing of the revised agreement is in accordance with the rules applicable to Section 403(b) arrangements. The Employee also reserves the right to transfer the assets of his or her Custodial Account to such other form of Section 403(b) retirement plan as he or she may determine, upon written instructions to the Custodian in such form as the Custodian may reasonably require. The appointment of the successor custodian in accordance with Article VI shall not be a termination of the Custodial Account, nor shall the amendment of the Custodial Account by the Investment Adviser be a termination of the Account.

Following termination of the Custodial Account, the Custodian shall distribute all assets of the Custodial Account to the Employee. There shall be no liability on the part of the Custodian or the Investment Adviser for any tax consequences to the Employee (or the Employee's beneficiary, executor or administrator) resulting from such termination distribution.

                                  ARTICLE VIII
                          DISCRIMINATION REQUIREMENTS

NON-DISCRIMINATION REQUIREMENTS

Section 403(b) of the Code requires that tax sheltered annuity and custodial account arrangements (other than arrangements maintained by a church or convention or association of churches) satisfy certain participation and non-discrimination requirements.

In general, Salary Reduction Contributions made pursuant to an Employee's election are eligible for exclusion from income only if the Employer has established a program that provides all employees the opportunity to make Salary Reduction Contributions of at least $200 per year. For this purpose, the Employer may exclude from consideration: (A) employees who fail to satisfy minimum age and service requirements (to the extent such requirements are adopted by the Employer in accordance with Section 403(b)(12) and 410(b) of the Code for use in its plan); (B) employees who are participants in an eligible deferred compensation plan under Section 457 of the Code, qualified cash or deferred arrangement under Section 401(k) of the Code (to the extent the Employer may maintain such a plan) or another Section 403(b) plan or arrangement; (C) employees normally working less than 20 hours per week; (D) employees who are non-resident aliens; (E) certain student employees performing services described in Section 3121(w)(3)(A) of the Code; and (F) any other employees that may be excluded in accordance with rules and regulations promulgated by the Secretary of the Treasury.

Non-elective contributions made by the Eligible Employer must satisfy the participation and non-discrimination requirements of Section 403(b)(12)(A)(i) of the Code.

RESPONSIBILITY FOR COMPLIANCE WITH DISCRIMINATION STANDARDS

Neither the Custodian nor the Investment Adviser shall have any responsibility for determining whether contributions that are or may be made to this Custodial Account are being made pursuant to a plan that satisfies applicable non-discrimination requirements under the Code or any other law, or for advising the Employee, the Employer, or any other person with respect to such requirements. Further, neither the Custodian nor the Investment Adviser shall have any responsibility or liability for adverse tax consequences or any other consequences that may result from contributions being made to this Custodial Account where the underlying Employer plan or program fails to satisfy applicable legal requirements.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

QUALIFIED DOMESTIC RELATIONS ORDER

In the case of a Custodial Account that is part of an "employee pension benefit plan" under ERISA, the Custodian shall make distributions in accordance with the terms of a "qualified domestic relations order" as defined in Section 206(d) of ERISA, provided that the Employer (or its duly appointed plan administrator) shall be responsible for determining the qualified status of the order and distribution shall be made by the Custodian only upon receipt of written direction from the Employer (or its duly appointed plan administrator) that the order is a "qualified domestic relations order" for purposes of ERISA.

ASSIGNMENT AND ALTERATION

The interest of the Employee in the Custodial Account shall be held for the exclusive benefit of the Employee or his or her beneficiary, and shall not be assigned or transferred by the Employee, nor shall it be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, except as described above in connection with "qualified domestic relations orders," except with regard to payment of the expenses of the Custodian or its agent as authorized by the provisions of this Custodial Agreement, and except as otherwise required by law.

GOVERNING LAW

This Custodial Agreement shall be governed by the laws of the state of Missouri, except to the extent that such laws are superseded by federal laws or regulations.

EFFECT ON OTHER 403(B) ARRANGEMENTS

This Custodial Account shall not prevent the Employee or the Employer from making contributions toward another Section 403(b) annuity contract or Section 403(b)(7) custodial account, provided that the aggregate contributions to or under such annuity contracts or custodial accounts and under this Custodial Account shall not exceed the maximum permissible amounts as determined pursuant to Article III hereof. Neither the Custodian nor the Investment Adviser shall have any responsibility for monitoring compliance with the maximum contribution limitations.

ESTABLISHMENT OF CUSTODIAL ACCOUNT BY FORMER EMPLOYEE

To the extent authorized by the Internal Revenue Service as being permissible under Section 403(b) of the Code, a former Employee who is eligible for a distribution from his or her Employer's Section 403(b) program may, without the consent of his or her former Employer, adopt this Custodial Account for the purpose of receiving a rollover contribution from the prior Employer's Section 403(b) Plan, or from the Custodial Account through which such plan is funded. In any such event, however, no additional Salary Reduction Contributions or Employer non-elective contributions shall be made to this Custodial Account unless a subsequent employer consents to the former Employee's adoption of the Custodial Account.

DEFINITIONS

As used in this Custodial Account Agreement, the following terms have the meaning set forth below, unless a different meaning is clearly required by the context.

(1) "Code" means the Internal Revenue Code of 1986, as amended.

(2) "Custodial Account" means the custodial account established hereunder for the benefit of the Employee.

(3) "Custodian" shall mean UMB Bank, n.a., c/o Sunstone Financial Group, Inc., P.O. Box 1628, Milwaukee, WI 53201-1628.

(4) "Employee" means the person named in the Account Application.

(5) "Employer" means the employer organization named in the Account Application.

(6) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(7) "Investment Adviser" shall mean Van Wagoner Capital Management, Inc., or any successor or affiliate thereto.

(8) "Investment Company" means the portfolios of the Van Wagoner Funds, Inc. or such other regulated investment companies whose investment Adviser is Van Wagoner Capital Management, Inc., or its successors or affiliates, and whose shares are authorized (under the terms of the prospectus of the investment company, and subject to any limitations imposed by the Employer's plan) for purchase under this Agreement.

(9)"Salary Reduction Contributions" means contributions made pursuant to a written agreement between the Employee and the Employer, and by which the Employee's salary for future services is reduced and the amount of such reduction is contributed by the Employer to the Custodial Account.


                                SCHEDULE OF FEES

The Custodian will charge the following fees for servicing your 403(b)(7) account:

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Annual maintenance fee                                $15 per account
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Distribution (including rollover or direct transfers) $15 each
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Refund of excess contribution                         $15 each
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Any outgoing wire transfer                            $10 each
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The annual maintenance fee will be deducted from your account on the last business day of each September. The charge for refund of excess contribution will be deducted from your account at the time of the refund. These fees are subject to change.

VAN WAGONER FUNDS
P.O. BOX 1628
MILWAUKEE, WI 53201-1628